EXHIBIT 4

PVF Capital Corp.

30000 Aurora Road

Solon, OH 44139

May 14, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	PVF Capital Corp. – Form 10-Q for the quarter ended March 31, 2013

Ladies and Gentlemen:

PVF Capital Corp., an Ohio corporation (“PVFC”), is today filing a Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 (the “Form 10-Q”).

Pursuant to the instructions relating to the Exhibits in Item 601(b)(4)(iii) of Regulation S-K, PVFC hereby agrees to furnish the Commission, upon request, copies of instruments and agreements defining the rights of holders of its long-term debt and of the long-term debt of its consolidated subsidiaries, which are not being filed as exhibits to the Form 10-Q. No such instrument represents long-term debt in excess of 10% of the total assets of PVFC and its subsidiaries on a consolidated basis.

Very truly yours,

/s/ Robert J. King, Jr.
Robert J. King, Jr. President and Chief Executive Officer